Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
China Security & Surveillance Technology, Inc.

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Nos. 333-153329, 333-157292, and 333-164237) and on Forms S-8 (Nos. 333-140780 and 333-164812) of China Security & Surveillance Technology, Inc, and subsidiaries of our report dated March 2, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2009.

/s/ GHP HORWATH, P.C.
Denver, Colorado
March 2, 2010